EX 99.23(d)(194)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 2, 2005 (as amended, the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the Adviser has appointed the Sub-Adviser to replace Credit Suisse Asset Management, LLC to provide certain sub-investment advisory services to the JNL/Credit Suisse Long/Short Fund of the Trust, which subsequently will be renamed the JNL/Goldman Sachs U.S. Equity Flex Fund.

Whereas, Schedule A and Schedule B must be amended to add the JNL/Goldman Sachs U.S. Equity Flex Fund to the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.  Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 11, 2010, attached hereto.

2.  Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 11, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 28, 2010, effective as of October 11, 2010.

Jackson National Asset Management, LLC		Goldman Sachs Asset Management, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Maire M. O'Neil
Name:	Mark D. Nerud	Name:	Maire M. O'Neil
Title:	President and CEO	Title:	Managing Director

Schedule A
Dated October 11, 2010
(Funds)

JNL/Goldman Sachs Core Plus Bond Fund
JNL/Goldman Sachs Emerging Markets Debt Fund
JNL/Goldman Sachs Mid Cap Value Fund
JNL/Goldman Sachs U.S. Equity Flex Fund

Schedule B
Dated October 11, 2010
(Compensation)

JNL/Goldman Sachs Core Plus Bond Fund
Average Daily Net Assets	Annual Rate

$0 to $500 Million	.25%
$500 Million to $1 Billion	.17%
Amounts over $1 Billion	.15%

JNL/Goldman Sachs Emerging Markets Debt Fund
Average Daily Net Assets	Annual Rate

$0 to $200 Million	.50%
Amounts over $200 Million	.45%

JNL/Goldman Sachs Mid Cap Value Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	.50%
Amounts over $100 Million	.45%

JNL/Goldman Sachs U.S. Equity Flex Fund
Average Daily Net Assets	Annual Rate

$0 to $150 Million	.45%
Amounts over $150 Million	.40%